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                                                                   Exhibit 10.18



               MEMORANDUM OF UNDERSTANDING DATED OCTOBER 23, 1997
                         BETWEEN THE COMPANY AND LENDELL
                               MANUFACTURING, INC.






                  [INFORMATION PLACED IN BRACKETS [ ] HAS BEEN
                    OMITTED IN ACCORDANCE WITH A CONFIDENTIAL
                   TREATMENT REQUEST PURSUANT TO RULE 406 AND
                  HAS BEEN FILED SEPARATELY WITH THE COMMISSION




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                           Memorandum of Understanding
                                     between
                            Frisby Technologies, Inc.
                                       and
                           Lendell Manufacturing, Inc.


                                October 23, 1997


Whereas, Lendell Manufacturing, Inc. (hereinafter "LMI") is an exclusive manufacturer of ComforTemp(TM) LX, one type of Frisby's patented ComforTemp(TM) product line of foams. ComforTemp(TM) LX is a series of foams that contain LMI's proprietary hydrophilic pre-polymer, PrePol, in combination with Frisby's proprietary thermal additive, Thermasorb(TM). The Parties hereto agree to establish a License Agreement in order to provide LMI with certain rights to develop and sell selected products that incorporate Frisby's patented COMFORTEMPTM LX hydrophilic open cell polyurethane foams subject to the provisions and understandings which follow:

1. Scope of License - Effective January 1, 1998, Frisby grants LMI a three (3) year exclusive license, with two additional option years, to make, use, and sell clinical and institutional mattresses, consumer mattresses and wheelchair lumbar and seat wedge cushions containing either (a) a Visco-elastic ComforTemp(TM) Lxfoam or (b) a Visco-elastic foam laminated to ComforTemp(TM) LXfoam into the worldwide marketplace (hereinafter referred to collectively as the "Licensed Products"). If, during the first two years of the Agreement, LMI has met all of its obligations for maintaining an exclusive license as outlined in paragraphs 2 through 7 below, then LMI may, during the third year of the Agreement, but no later than 6 months prior to termination, exercise the option for the following year.

2. License Fee - In return for the exclusive License granted above and in lieu of an up-front License fee, LMI agrees to perform each of the following actions:

1. Introduce at least one style of Licensed Product incorporating COMFORTEMP(TM) LX for inclusion in the 1998 product line launch,

2. Aggressively promote the sale of these Licensed Products by, at a minimum: prominently displaying the Licensed Products at applicable trade shows;

o prominently featuring the COMFORTEMPTM logo in all advertising, brochures and promotional literature that includes the Licensed product at an advertising level of not less than $50,000 US;


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o  prominently displaying the COMFORTEMP(TM) hangtag (provided by Frisby), or an equivalent permanent label, on all Licensed Products.

3. Royalties - In addition to the above, LMI agrees to pay Frisby [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] The royalties are to be paid to Frisby within thirty days following the end of each calendar quarter.

4. Sole Source Supply - The Parties hereto agree that Frisby will be sole source of supply for all THERMASORB(TM) additives that may be required by LMI, their subcontractors and/or affiliates to support product development efforts and production requirements. Frisby will provide these materials in accordance with the price list in effect at the time of purchase order placement.

5. Purchase Requirements - Prior to signing the License, both Parties agree to establish mutually agreeable minimum annual Thermasorb(TM) purchase requirements for use in the manufacture of the Licensed Products for each year of the agreement, including the option years. LMI will be required to meet these minimum annual purchase levels from sales orders of the Licensed Products each calendar year of the Agreement in order to maintain their exclusive rights for the following year. If the minimum volume is not purchased, then LMI's rights will automatically revert to non-exclusive rights for the following calendar year.

6. Delivery Of Product - In order to protect production lead times and customer requirements, LMI shall maintain an adequate inventory of Thermasorb(TM) on hand to support all orders due within ninety (90) days. All POs will be issued to Frisby by LMI not less than ninety (90) days preceding LMI's on-dock need dates.

7. Intellectual Property - All intellectual property associated with Frisby's microencapsulated phase change material technology, including, but not limited to, ComforTemp foam and Thermasorb microcapsules, remains the exclusive intellectual property of Frisby. All intellectual property associated with LMI's hydrophilic foam production technology, including, but not limited to, PrePol pre-polymers, remains the exclusive intellectual property of LMI. Jointly developed intellectual property will be treated in accordance with the duly signed Exclusive Purchase and Supply Agreement dated _______.

8. Best Effort Support - Both Parties hereto agree to support new product development, new product introduction, promotion and sales of all licensed products incorporating the Technology with the best efforts of the Parties. This will include the active introduction of new products containing the Technology by LMI and the reasonable support by Frisby of LMI products containing the Technology. Frisby agrees to support

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LMI at a reasonable number of sales presentations and trade shows in order to answer any technical questions that potential customers may have.


FRISBY TECHNOLOGIES, INC.                    LENDELL MANUFACTURING, INC.


/s/ Gregory S. Frisby                        /s/ Lendell Williams
---------------------------------------      ---------------------------------
Greg Frisby, Chief Executive Officer         Lendell Williams, President